EXHIBIT 99.1

MORTGAGEIT HOLDINGS, INC. DECLARES SECOND QUARTER 2006
COMMON STOCK DIVIDEND OF $0.30 PER SHARE

New York, N.Y., June 14, 2006 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust (REIT), today announced that its Board of Directors declared a cash dividend of $0.30 per common share for the second quarter of 2006. The dividend is payable on July 14, 2006, to stockholders of record as of June 30, 2006. The ex-dividend date is June 28, 2006; therefore, new stockholders interested in receiving the second quarter dividend must purchase the Company’s common stock on or before June 27, 2006. The Company expects that the dividend payments for the period from January 1, 2006 through June 30, 2006 will be comprised of taxable income and will not include a return of capital.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust (‘‘REIT’’) focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage (‘‘ARM’’) loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that relate to future, not past, events. In this context, forward-looking statements often address the Company’s expected future business and financial performance, and often contain words such as ‘‘expects,’’ ‘‘anticipates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘will’’ or other similar words or expressions. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain and include, among other things, statements relating to the Company’s ability to fund a fully-leveraged, self-originated loan portfolio, its anticipated loan funding volume and the Company’s ability to pay dividends. These statements are based on the current economic environment and management's current expectations and beliefs, and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements are inherently subject to significant economic, competitive, and other contingencies that are beyond the control of management. The Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include, but are not limited to, the Company’s mortgage banking subsidiary’s continued ability to originate new loans, including loans that the Company deems suitable for its securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in the Company’s Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (‘‘SEC’’) on March 15, 2006 and from time to time in the Company’s other SEC filings. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
646-346-8700

Media
Joe LoBello
Brainerd Communicators, Inc.
212-986-6667